Exhibit 10.1

Execution Copy

SHARE EXCHANGE AGREEMENT

AMONG:

MONTREUX CAPITAL CORP.

-and -

The Persons Listed on

SCHEDULE A

-and -

ASSURE HOLDINGS INC.

May 16, 2017

- i -

	TABLE OF CONTENTS
ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2
1.2	Hereof, Herein, etc.	6
1.3	Computation of Time Periods	6
1.4	Knowledge	7
1.5	Schedules	7
ARTICLE 2 AGREEMENT TO EXCHANGE		8
2.1	Share Exchange	8
2.2	Maximum Number of Montreux Shares	8
2.3	Closing and Delivery of Certificates	8
2.4	Tax Election	9
2.5	Escrow	9
2.6	Effective Date	9
2.7	Share Capital	9
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF ASSURE		9
3.1	Organization and Existence	9
3.2	Subsidiaries	10
3.3	Authorization	10
3.4	Authorized Capital	10
3.5	Information	10
3.6	Assure Financial Statements	11
3.7	No Other Agreement to Purchase	11
3.8	Absence of Certain Changes	11
3.9	Indebtedness to Directors, Officers and Others	12
3.10	Rights of Directors, Officers and Others	12
3.11	Taxes	12
3.12	Property Rights	13
3.13	Joint Ventures	13
3.14	Restrictive Covenants	13
3.15	Material Contracts	13
3.16	Necessary Licenses and Permits	13
3.17	Compliance with Law	14
3.18	Employees	14
3.19	Employee Benefit Plans	14
3.20	Litigation	14
3.21	No Material Adverse Change	14
3.22	Insurance	14
3.23	Corporate Documents, Books and Records	14
3.24	No Limitations	15
3.25	Reporting Issuer Status	15
3.26	Regulatory Compliance	15
3.27	Environmental Compliance	15
3.28	Non-Arm’s Length Transactions	15
3.29	Enforceability	15
3.30	Technical Report	15

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3.31	Information Supplied	15
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ASSURE SHAREHOLDERS		15
4.1	Capacity	15
4.2	Execution and Delivery	16
4.3	No Violation.	16
4.4	Ownership	16
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF MONTREUX		16
5.1	Organization and Existence	16
5.2	Authorization	17
5.3	Consents	17
5.4	Authorized Capital	17
5.5	No Material Adverse Change	17
5.6	Reporting Issuer Status	18
5.7	TSXV Listing	18
5.8	Reports and Montreux Financial Statements	18
5.9	Absence of Certain Changes	18
5.10	Corporate Documents, Books and Records	19
5.11	Information	19
5.12	No Other Agreement to Purchase	20
5.13	Shareholder Loans	20
5.14	Indebtedness and Liens	20
5.15	Indebtedness to Officers, Directors and Others	20
5.16	Taxes	20
5.17	Title to Assets	20
5.18	Material Contracts	20
5.19	Title to Property	21
5.20	Necessary Licenses and Permits	21
5.21	Compliance with Law	21
5.22	Employees	21
5.23	Litigation	21
5.24	Employee Benefit Plans	22
5.25	Inventory	22
5.26	Insurance	22
5.27	No Limitations	22
5.28	Regulatory Compliance	22
5.29	Non-Arm’s Length Transactions	22
5.30	Enforceability	22
5.31	Information Supplied	23
ARTICLE 6 COVENANTS		23
6.1	Filings	23
6.2	Additional Agreements	23
6.3	Access to Information	24
6.4	Conduct of Business of Assure.	24
6.5	Conduct of Business of Montreux	25

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ARTICLE 7 CONDITIONS TO OBLIGATION TO CLOSE		26
7.1	Montreux’s Closing Conditions	28
7.2	Assure’s Closing Conditions	30
ARTICLE 8 TERMINATION		30
8.1	Termination	31
8.2	Effect of Termination	31
8.3	Waivers and Extensions	31
ARTICLE 9 TRANSACTION COSTS		31
9.1	Transaction Costs	31
ARTICLE 10 NOTICES		31
10.1	Notices	31
ARTICLE 11 INDEMNIFICATION		33
11.1	Survival of Covenants, Agreements, Etc.	33
11.2	Indemnification by Assure	33
11.3	Indemnification by Montreux	34
11.4	Notice of Claim	34
11.5	Direct Claims	34
11.6	Third Party Claims	35
11.7	Settlement of Third Party Claims	35
11.8	Co-operation	35
11.9	Exclusivity	35
ARTICLE 12 MISCELLANEOUS		35
12.1	Amendments and Waivers	35
12.2	Consent to Jurisdiction	36
12.3	Governing Law	36
12.4	Further Assurances	36
12.5	Time	36
12.6	Assignment	36
12.7	Public Announcement; Disclosure	36
12.8	Entire Agreement, Counterparts,Section Headings	37
12.9	Regulatory Approval	37

SCHEDULES:

Schedule A	-	Assure Shareholders
Schedule B	-	Assure Convertible Security Holders
Schedule 3.14	-	Assure Material Contracts
Schedule 5.18	-	Montreux Material Contracts

SHARES EXCHANGE AGREEMENT

THIS AGREEMENT made as of the 16th day of May, 2017,

AMONG:

ASSURE HOLDINGS, INC.,

a corporation incorporated under the laws of the State of Colorado

(“Assure”)

AND

The Persons Listed on SCHEDULE A,

(Each, an “Assure Shareholder” and collectively, the “Assure Shareholders”)

AND

MONTREUX CAPITAL CORP.,

a corporation incorporated under the laws of the Province of British Columbia

(“Montreux”)

WHEREAS the Assure Shareholders are the registered and beneficial owners of all of the issued and outstanding common shares in the capital of Assure (each, an “Assure Share” and collectively, the “Assure Shares”);

AND WHEREAS Montreux is a reporting issuer in the provinces of British Columbia and Alberta whose common shares are listed on the TSX Venture Exchange (the “TSXV”);

AND WHEREAS Montreux and Assure and the Assure Shareholders wish to exchange securities on the terms and conditions herein contained;

AND WHEREAS immediately following such transactions, Montreux and Assure will effect a share transfer such that Montreux will directly own all of the Assure Shares, and the Assure Shareholders will in the aggregate own approximately 69.5% of the aggregate number of common shares of Montreux (the “Montreux Shares”);

AND WHEREAS on March 2, 2017, Assure issued 6,392,060 subscription receipts (each a

“Subscription Receipt” and together, the “Subscription Receipts”) at a price of $0.50 per Subscription Receipt for gross proceeds of $3,196,030 (the “Financing”);

AND WHEREAS the Acquisition (as defined below) is intended to serve as Montreux’s “Qualifying Transaction” pursuant to TSXV Policy 2.4 – Capital Pool Companies;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1       Definitions

For all purposes of this Agreement the following capitalized terms shall have the meanings set forth in this Article 1:

“Acquisition” means the acquisition by Montreux of all of the issued and outstanding Assure Shares in exchange for the issuance of Montreux Shares to the Assure Shareholders for the purposes of effecting a “Qualifying Transaction” within the meaning of the CPC Policy.

“Affiliate” of an entity means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such entity.

“Agent” means Leede Jones Gable Inc.

“Articles” means the certificate and articles of incorporation (as amended), certificate and articles of organization (as amended), constitution, by-laws, operating agreement, joint venture or partnership agreement or articles or other constituting document of any Person other than an individual, each as from time to time amended or modified.

“Assure Assets” means all assets owned by Assure, including the shares of Assure Neuromonitoring and Assure Networks.

“Assure Convertible Securities” means collectively the 3,200,000 Assure Options, the 459,600 Assure Broker Warrants and the 6,000,000 Assure Performance Shares.

“Assure Financial Statements” has the meaning set forth in Section 3.6.

“Assure Networks” means Assure Networks, LLC, a limited liability company formed under the laws of the State of Colorado on November 2, 2016; being a wholly owned subsidiary of Assure.

“Assure Neuromonitoring” means Assure Neuromonitoring, LLC, a limited liability company formed under the laws of the State of Colorado on August 25, 2015, being a wholly owned subsidiary of Assure.

“Assure Broker Warrants” means the Broker Warrants of Assure to purchase 459,600 Assure Shares, the whole as set forth in Schedule “B”, at a price of C$0.50 per Assure Share until March 2, 2019, to be exchanged for 459,600 Montreux Broker Warrants on the same terms and conditions as the Assure Broker Warrants.

“Assure Options” means the 3,200,000 options to purchase Assure Shares, the whole as set forth in

Schedule “B”, to be exchanged for 3,200,000 options to purchase Montreux Shares, on the same terms and conditions as the Assure Options.

“Assure Performance Shares” means the 6,000,000 performance shares, as set forth in Schedule “B”, to be exchanged for 6,000,000 Montreux Performance Shares.

“Assure Shareholders” means, collectively, the Persons identified in Schedule A to this Agreement as the registered and beneficial holders of all the Assure Shares.

“Assure Shares” means, collectively, all of the common shares of Assure as issued and outstanding from time to time.

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in Toronto, Ontario and Vancouver, British Columbia.

“Change of Control” means the acquisition, directly or indirectly, of beneficial ownership of voting securities that results in a holding of more than 20% of the issued and outstanding voting securities of Assure by a third party, other than in connection with this Agreement or an internal corporate reorganization.

“Claim” has the meaning set forth in Section 11.4.

“Closing” means the closing of the Acquisition pursuant to the terms of this Agreement.

“Closing Date” means such date as Assure and Montreux shall determine for Closing but in any event no later than May 31, 2017.

“Closing Time” means 8:00 a.m. (Vancouver time) on the Closing Date.

“Control” in respect of a Person (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or by other arrangement.

“CPC Policy” means policy 2.4 Capital Pool Companies of the TSXV.

“Direct Claim” has the meaning set forth in Section 11.4.

“Distribution” means: (a) the declaration or payment of any dividend in cash, securities or property on or in respect of any class of securities of the Person or its Subsidiaries; (b) the purchase, redemption or other retirement of any securities of the Person or its Subsidiaries, directly or indirectly; or (c) any other distribution on or in respect of any class of securities of the Person or its Subsidiaries.

“Dollars” and “$” means Canadian dollars, unless otherwise specified.

“Escrowed Proceeds” means the cash amount of $3,196,030, being the gross proceeds of the Financing, delivered to the Subscription Receipt Agent and held in escrow on the terms and subject to the conditions of the Subscription Receipt Agreement entered into among Assure, the Subscription Receipt Agent and the Agent, dated March 2, 2017, as confirmed in writing by Assure.

“Financing” has the meaning given to it in the recitals of this Agreement.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Indebtedness” means all obligations, contingent (to the extent required to be reflected in financial statements prepared in accordance with IFRS) and otherwise, which in accordance with IFRS should be classified on the obligor’s balance sheet as liabilities, including without limitation, in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all agreements of guarantee, support, indemnification, assumption or endorsement and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; (d) obligations to reimburse issuers of any letters of credit; and (e) capital leases.

“Indemnified Party” has the meaning set forth in Section 11.4.

“Insider” has the meaning given to such term in Policy 1.1 of the TSXV Corporate Finance Manual.

“Laws” mean all federal, provincial, state, municipal or local laws, rules, regulations, statutes, by-laws, ordinances, policies or orders of any federal, provincial, state, regional or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Lien” means: (a) any encumbrance, mortgage, pledge, hypothec, prior claim, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

“Losses”, in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter.

“Material Adverse Effect” in respect of a Person means any change, effect, event, occurrence, condition or development that has or could reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the business, operations, results of operations, assets, capitalization or financial condition of such Person, other than any change, effect, event, occurrence or state of facts relating to the global economy or securities markets in general.

“Montreux Assets” means all assets owned by Montreux, including but not limited to cash.

“Montreux Filing Statement” means the filing statement to be prepared by Montreux in accordance with Form 3B2 in respect of a qualifying transaction.

“Montreux Financial Statements” has the meaning set forth in Section 5.8(a).

“Montreux Options” means options to acquire Montreux Shares to be issued to the holders of Assure Options in replacement of the Assure Options, as set forth in Schedule “B” hereto.

“Montreux Plan” means the stock option plan of Montreux.

“Montreux Performance Shares” means the performance shares of Montreux to be issued to certain Assure Shareholders in replacement of the Assure Performance Shares, as set forth in Schedule “B” hereto.

“Montreux Shareholders” means, collectively, the registered and beneficial holders of all the Montreux Shares.

“Montreux Shares” means the common shares in the capital of Montreux, on a pre-Share Consolidation or post-Share Consolidation basis, as applicable in the context.

“Montreux Warrants” mean the warrants outstanding in the capital of Montreux, each such warrant entitling the holder thereof to acquire one Montreux Share at $0.05 until September 29, 2018.

“Permitted Liens” means:

(a)	undetermined or inchoate Liens and charges incidental to construction, maintenance or operations or otherwise relating to the ordinary course of business which have not at the time been filed pursuant to law;

(b)	Liens for taxes and assessments for the then current year, Liens for taxes and assessments not at the time overdue, Liens securing worker’s compensation assessments and Liens for specified taxes and assessments which are overdue (and which have been disclosed to the other parties to this Agreement) but the validity of which is being contested at the time in good faith, if the Person shall have made on its books provision reasonably deemed by it to be adequate therefor;

(c)	cash or governmental obligations deposited in the ordinary course of business in connection with contracts, bids, tenders or to secure worker’s compensation, unemployment insurance, surety or appeal bonds, costs of litigation, when required by law, public and statutory obligations, Liens or claims incidental to current construction, and mechanics’, warehousemen’s, carriers’ and other similar Liens;

(d)	all rights reserved to or vested in any governmental body by the terms of any lease, licence, franchise, grant or permit held by it or by any statutory provision to terminate any such lease, licence, franchise, grant or permit or to require annual or periodic payments as a condition of the continuance thereof or to distrain against or to obtain a Lien on any of its property or assets in the event of failure to make such annual or other periodic payments; and

(e)	Purchase Money Obligations.

“Person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Purchase Money Obligations” means Indebtedness of a debtor, reflected in the debtor’s financial statements, and incurred or assumed to finance the purchase or acquisition, in whole or in part, of any tangible real or personal property or incurred to finance the cost, in whole or in part, of the construction or installation of any tangible personal property, provided, however, that such Indebtedness is incurred or assumed at the time of or within 30 days after the purchase of such property or the completion of such construction or installation, as the case may be, and include any extension, renewal or refinancing of any such Indebtedness so long as the principal amount thereof outstanding at the date of such extension, renewal or refinancing is not increased.

“Release Condition” means collectively, the following conditions:

(a)	other than the release of the Escrowed Proceeds plus all interest and income, if any, earned thereon, all of the conditions to the completion of this Agreement having been satisfied or waived in a manner satisfactory to the Corporation and the Agent and as further set forth in the Agency Agreement; and

(b)	the Corporation and the Agent having delivered the release notice to the Subscription Receipt Agent pursuant to the Subscription Release Agreement;

“Share Consolidation” has the meaning set forth in Section 2.1(b).

“Share Exchange” means the exchange of Assure Shares for Montreux Shares, all as provided for herein, pursuant to which Montreux will directly and indirectly own all of the Assure Shares and the Assure Shareholders will in the aggregate own approximately 69.5% of the aggregate number of Montreux Shares, prior to giving effect to the Financing.

“Subscription Receipt Agent” means Computershare Trust Company of Canada.

“Subsidiary” shall have the same meaning as the term “subsidiary” in the Securities Act (British Columbia).

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, employer safety, workers compensation, excise, immovable property and moveable property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan, Social Security and provincial plan contributions and workers compensation premiums, together with any interest, fines and penalties imposed by any governmental authority (including federal, provincial, municipal and oreign governmental authorities), and whether disputed or not.

“Tax Returns” has the meaning set forth in Section 3.11.

“Third Party Claim” has the meaning set forth in Section 11.4.

1.2       Hereof, Herein, etc.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified herein, the term “or” has the inclusive meaning represented by the term “and/or” and the term “including” is not limiting. All references as to “Sections”, “Subsections”, “Articles”, “Schedules” and “Exhibits” shall be to Sections, Subsections, Articles, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided.

1.3       Computation of Time Periods

In the computation of periods of time from a specified date to a later specified date, unless otherwise specified herein, the words “commencing on” mean “commencing on and including”, the word “from” means “from and including” and the words “to” and “until” each means “to and including”.

1.4       Knowledge

Whenever used in this Agreement, a statement qualified by the phrase “to the knowledge of” or similar statement is intended to be a statement of the knowledge of the Person or senior officers of the Person regarding the facts or circumstances to which the phrase relates, after having made due inquiries and investigations with respect to such facts or circumstances.

1.5       Schedules

The following Schedules are attached hereto and form part of this Agreement:

Schedule A	-	Assure Shareholders
Schedule B	-	Assure Convertible Security Holders
Schedule 3.14	-	Assure Material Contracts
Schedule 5.18	-	Montreux Material Contracts

ARTICLE 2

AGREEMENT TO EXCHANGE

2.1          Share Exchange

(a)	Subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, at the Closing Time each of the Assure Shareholders separately agrees to exchange, transfer and assign all of the Assure Shares he or it owns or will own at the Closing Time (being the number set out opposite his or its name in the attached Schedule A) to Montreux in consideration of Montreux’s issuance to such Assure Shareholder of that number of Montreux Shares set out opposite his or its name in the said Schedule A.

(b)	Immediately prior to Closing, Montreux shall effect a share consolidation of the Montreux Shares on the basis of one (1) “new” Montreux Share for every three (3) “old” Montreux Shares (the

“Share Consolidation”).

(c)	The exchange, transfer and assignment of Assure Shares for Montreux Shares shall proceed on the basis of one (1) Montreux Share (post-Share Consolidation) for each one (1) Assure Share.

(d)	Fractional Montreux Shares shall not be issued or otherwise provided for.

2.2          Deemed Value of Montreux Shares

The parties acknowledge and agree that the Montreux Shares will be issued at a deemed value of $0.50 per Montreux Share.

2.3          Closing and Delivery of Certificates

(a)	The Closing shall take place at the Toronto office of Minden Gross LLP, at the Closing Time on the Closing Date, or as Assure and Montreux may otherwise agree in writing.

(b)	Subject to the satisfaction of the conditions to the obligation to close the transactions contemplated herein set forth in Article 7 each Assure Shareholder shall transfer and deliver to Montreux at the Closing Time certificates representing the Assure Shares set out opposite their name in the attached Schedule A duly endorsed in blank for transfer or accompanied by a duly executed power of attorney for transfer in blank.

(c)	Subject to compliance with Section 2.3(b), Montreux shall deliver to the Assure Shareholders at the Closing Time certificates representing the number of Montreux Shares set out opposite their respective names in the attached Schedule A, and shall enter the Assure Shareholders on the books of Montreux as the holders of such Montreux Shares.

(d)	Each Assure Shareholder hereby agrees that Assure shall have the authority to act on their behalf at Closing and to deliver, on behalf of the Assure Shareholders, all documents contemplated in section 2.3(b), any notice, direction, consent, waiver, extension or other communication and Montreux shall be entitled to and shall act on any such notice, direction, consent, waiver, extension or other communication.

(e)	Subject to compliance with Section 2.3 (b), Montreux shall deliver to the holders of Assure Options, Assure Performance Shares and Assure Broker Warrants at the Closing Time certificates representing that number of Assure Options, Assure Performance Shares and Assure Broker Warrants set out opposite their respective names in the attached Schedule B, and shall enter each of the holders of Assure Options, Assure Performance Shares and Assure Broker Warrants on the books of Montreux as the holders of such securities.

2.4	Intentionally deleted

2.5	Escrow

The Assure Shareholders acknowledge that Montreux Shares acquired by them pursuant to this Agreement may be escrowed pursuant to the policies of the TSXV. In circumstances where Persons other than Insiders of Montreux after the Closing Date are to have Montreux Shares escrowed, Montreux and Assure will use reasonable commercial efforts to inform such affected Persons in advance of the Closing Date.

2.6          Effective Date

The exchange of Assure Shares for Montreux Shares shall take effect at and from the Closing Time.

2.7          Share Capital

For greater certainty, the parties acknowledge that 34,528,393 Montreux Shares will be issued and outstanding after the Closing of which (i) an aggregate of approximately 24,000,000 Montreux Shares shall be held by Assure Shareholders, (ii) an aggregate of 6,392,060 Montreux Shares shall be held by holders of the Subscription Receipts; and (iii) an aggregate of 4,136,333 Montreux Shares shall be held by the current shareholders of Montreux.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ASSURE

In order to induce Montreux to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Assure hereby represents and warrants as follows to and in favour of Montreux and acknowledge that Montreux is relying upon such representations and warranties in connection with the Share Exchange. All references to “Assure” in this Article 3 includes the Subsidiaries of Assure unless the context otherwise requires:

3.1          Organization and Existence

Assure is a corporation duly incorporated and each of Assure Neuromonitoring and Assure Networks is a limited liability company duly organized and validly existing under the laws of its jurisdiction of organization and has the corporate power to own its properties and to carry on its business as now conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which it is subject, except where the failure to make such filing would not have a Material Adverse Effect on Assure. Assure does not have any Subsidiaries other than Assure Neuromonitoring and Assure Networks. No proceedings have been instituted or are pending for the dissolution or liquidation of Assure, Assure Neuromonitoring or Assure Networks.

3.2          Subsidiaries

Assure does not beneficially own, or exercise control or direction over, 10% or more of the outstanding voting shares of any company other than Assure Neuromonitoring and Assure Networks and Assure beneficially owns, directly or indirectly, all of the issued and outstanding shares in the capital of each of Assure Neuromonitoring and Assure Networks free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever, all of such shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from Assure of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of either Assure Neuromonitoring or Assure Networks or any other security convertible into or exchangeable for any such shares.

3.3          Authorization

The execution, delivery and performance by Assure of this Agreement and the Share Exchange: (i) are within its corporate power and authority; (ii) have been, or will be duly authorized by all necessary corporate proceedings; and (iii) do not and will not conflict with or result in any breach of any provision of, or the creation of any Lien upon any of the property of Assure or result in any Material Adverse Effect on Assure or any of its property pursuant to the Articles of Assure, any Laws, order, judgment, injunction, license or permit applicable to Assure or any indenture, lease, agreement, contract, instrument or Lien, to which Assure is a party or by which the property of Assure may be bound or affected.

3.4          Authorized Capital

(a)	The authorized capital of Assure consists of 100,000,000 Assure Shares of which 24,000,000 Assure Shares are issued and outstanding as at the date hereof. Assure may issue up to an additional 3,200,000 Assure Shares upon exercise of the Assure Options, 6,000,000 Assure Shares pursuant to the terms of the Assure Performance Shares and 459,600 Assure Shares upon exercise of the Assure Broker Warrants.

(b)	The Assure Shares issued and outstanding as at the Closing Time have been, or will at the Closing Time be, duly authorized and validly issued and outstanding as fully paid and non-assessable shares.

(c)	The Subscription Receipts issued pursuant to the Financing have been, or will at the Closing Time, upon receipt by the Subscription Receipt Agent of the release notice executed by Assure and the Agent confirming that the Release Condition has been satisfied, be deemed automatically converted into the corresponding number of Assure Shares issuable upon the conversion of such Subscription Receipts. For clarity, the holders of Subscription Receipts shall not be considered Assure Shareholders for the purpose of this Agreement.

3.5          Information

All data and information provided by Assure at the request of Montreux and its agents and representatives, to Montreux and its agents and representatives in connection with the Share Exchange was and is complete and true and correct in all material respects as of the date thereof.

3.6          Assure Financial Statements

(a)	Assure has delivered to Montreux true and complete copies of the audited consolidated financial statements for the period ended December 31, 2016 (the “Assure Financial Statements”).

(b)	The Assure Financial Statements were prepared in accordance with IFRS; the balance sheet included in such Assure Financial Statements fairly presents the financial condition of Assure as at the close of business on the date thereof, and the statement of operations and deficit included in the Assure Financial Statements fairly presents the results of operations of Assure for the fiscal period then ended.

3.7          No Other Agreement to Purchase

Other than as contemplated in Schedule “B”, there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon Assure to issue any equity securities or any securities convertible or exchangeable, directly or indirectly, into any equity securities of Assure. There are no shareholders’ agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of the Assure Shares, or any of them.

3.8          Absence of Certain Changes

Since December 31, 2016, Assure has not:

(a)	except for in connection with the Financing, issued, sold, or agreed to issue, sell, pledge, hypothecate, lease, dispose of or encumber any Assure Shares or other corporate securities or any right, option or warrant with respect thereto;

(b)	amended or proposed to amend its Articles;

(c)	split, combined or reclassified any of its securities or declared or made any Distribution;

(d)	suffered any material loss relating to litigation or, to the knowledge of Assure, been threatened with litigation;

(e)	entered into or amended any employment contracts with any director, officer or senior management employee, created or amended any employee benefit plan, made any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors or officers;

(f)	suffered damage, destruction or other casualty, loss, or forfeiture of, any property or assets, whether or not covered by insurance;

(g)	made any capital expenditures, additions or improvements or commitments for the same, except those which do not exceed $20,000 per month;

(h)	other than in the ordinary course of business: (i) entered into any contract, commitment or agreement under which it has outstanding Indebtedness for borrowed money or for the deferred purchase price of property; or (ii) made any loan or advance to any Person;

(i)	acquired or agreed to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, corporation, partnership, joint venture or other business organization or division or acquired or agreed to acquire any material assets;

(j)	except for in connection with the Financing, entered into any material contracts regarding its business operations, including joint ventures, partnerships or other arrangements;

(k)	created any stock option or bonus plan, paid any bonuses, deferred or otherwise, or deferred any compensation to any of its directors or officers other than such payments made in the ordinary course of business;

(l)	made any material change in accounting procedures or practices;

(m)	mortgaged, hypothecated or pledged any of the Assure Assets, or subjected them to any Lien other than a Permitted Lien;

(n)	except for in connection with the Financing, entered into any other material transaction, or any amendment of any contract, lease, agreement or license which is material to its business;

(o)	sold, leased, subleased, assigned or transferred any of the Assure Assets;

(p)	cancelled, waived or compromised any debts or claims, including accounts payable to and receivable from its Affiliates;

(q)	failed to pay or satisfy when due any liability of Assure where the failure to do so would have a Material Adverse Effect on Assure; or

(r)	entered into any agreement or understanding to do any of the foregoing.

3.9          Indebtedness to Directors, Officers and Others

Assure is not indebted to any director, officer, employee or consultant of Assure, except for amounts due as normal compensation or reimbursement of ordinary business expenses.

3.10        Rights of Directors, Officers and Others

No director, officer, Insider or other non-arm’s length party to Assure (or any Affiliate thereof) has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, carried interest, participation interest or any other interest whatsoever which are based on Assure’s business.

3.11        Taxes

All returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, “Tax Returns”) required to be filed by or with respect to Assure have been filed within the prescribed time, with the appropriate tax authorities and all such Tax Returns are true, correct, and complete in all material respects. No Tax Return of Assure is being audited by the relevant taxing authority, and there are no outstanding waivers, objections, extensions, or comparable consents regarding the application of the statute of limitations or period of reassessment with respect to any Taxes or Tax Returns that have been given or made by Assure (including the time for filing of Tax Returns or paying Taxes) and Assure has no pending requests for any such waivers, extensions, or comparable consents. Assure has not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect on Assure. Assure does not owe any Taxes to the federal government, a provincial government, a municipal government or any other governmental authority.

3.12        Joint Ventures

Assure has not entered into any joint ventures with any third party.

3.13        Restrictive Covenants

Assure is not a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting its freedom to compete in any line of business, compete in any geographic region, transfer or move any of its assets or operations.

3.14        Material Contracts

(a)	Attached hereto as Schedule 3.14 is a true, complete and accurate list of all material contracts, agreements and commitments entered into by Assure which are in writing or have been orally agreed to by Assure; and

(b)	All contracts, agreements, benefit plans, leases and commitments required to be disclosed to Montreux pursuant to this Section 3.14 are valid, binding and in full force and effect as to Assure, and Assure is not in breach or violation of, or default under, the terms of any such contract, agreement, plan, lease or commitment, except where such breach, violation or default would not have a Material Adverse Effect on Assure, and no event has occurred which constitutes or, with the lapse of time or the giving of notice, or both, would constitute, such a breach, violation or default by Assure.

3.15        Necessary Licenses and Permits

Assure and its Subsidiaries have all necessary and required licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, provincial, or local, required to own and lease their respective properties and assets and to conduct their business as now conducted, except where the failure to hold the foregoing would not have a Material Adverse Effect on Assure. Neither Assure nor any of its subsidiaries is in default, nor have any of them received any notice of any claim or default with respect to any such license, permit, consent, concession or authorization. No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of this Agreement, or of the consummation of the transactions contemplated hereby: (a) to avoid the loss of any license, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any law applicable thereto, or (b) to enable Assure to hold and enjoy the same immediately after the Closing Date in the conduct of its business as conducted prior to the Closing Date.

3.16        Compliance with Law

Assure is not in default under, or in violation of, and has not violated (and failed to cure) any Law including, without limitation, laws relating to the issuance or sale of securities, privacy and intellectual property, or any licenses, franchises, permits, authorizations or concessions granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to its business or any of its properties or assets, except where such default or violation would not have a Material Adverse Effect on Assure. Assure has not received any notification alleging any violations of any of the foregoing with respect to which adequate corrective action has not been taken.

3.17       Employees

Neither Assure nor its Subsidiaries are subject to any current, pending, threatened, or to the knowledge of Assure, contemplated litigation relating to employment or termination of employment of its employees and there are no agreements, written or oral, between Assure and any other party relating to payment relating to a Change of Control in respect of Assure.

3.18       Employee Benefit Plans

Assure [REDACTED - confidential information].

3.19       Litigation

There is no suit, claim, action, proceeding or, to the knowledge of Assure, investigation pending or threatened against or affecting Assure, or any of its assets or properties, or any of its assets or properties, or any officer or director thereof in his capacity as an officer or director thereof.

3.20       No Material Adverse Change

Since December 31, 2016, no change has occurred in the business, operations, results of operations, assets, capitalization or condition (financial or otherwise) of Assure, whether or not in the ordinary course of business, whether separately or in the aggregate with other occurrences or developments, and whether insured against or not, which could reasonably be expected to have a Material Adverse Effect on Assure.

3.21       Corporate Documents, Books and Records

Complete and correct copies of the Articles, and of all amendments thereto, of Assure have been previously delivered to Montreux. The minute book of Assure contains complete and accurate records in all material respects of all meetings and consents in lieu of meetings of the board of directors (and its committees) and shareholders of Assure since incorporation. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or its committees) or of the shareholders of Assure.

3.22       No Limitations

There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which Assure is a party or is otherwise bound that would now or hereafter, in any way limit the business, use of assets or operations of Assure.

3.23       Reporting Issuer Status

Assure is not a “reporting issuer” (or the equivalent status) in any province or territory of Canada. No order has been issued ceasing or suspending trading or prohibiting the issue of any securities of Assure and no such proceedings are pending, or to the knowledge of Assure, threatened.

3.24       Regulatory Compliance

Assure is in compliance with all regulatory orders, directives and decisions that have application toAssure except where such non-compliance would not have a Material Adverse Effect on Assure and Assure has not received notice from any governmental or regulatory authority that Assure is not in compliance with any such regulatory orders, directives or decisions.

3.25       Non-Arm’s Length Transactions

(a)	Except as disclosed in the Assure Financial Statements, Assure has not made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person with whom Assure is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing; and

(b)	Except as disclosed in this Agreement, Assure is not a party to any contract or agreement with any officer, director, employee, shareholder or any other Person with whom Assure is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing.

3.26       Enforceability

The execution and delivery by Assure of this Agreement and any other agreement contemplated by this Agreement will result in legally binding obligations of Assure enforceable against Assure in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

3.27       Information Supplied

None of the information supplied or to be supplied by Assure, Assure Neuromonitoring or Assure Networks specifically for inclusion or incorporation by reference into the Montreux Filing Statement, was, at the date of the Montreux Filing Statement, or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any misrepresentation or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ASSURE

SHAREHOLDERS

Each of the Assure Shareholders severally (and not jointly or jointly and severally) represents and warrants, but only as to himself, herself or itself, to Montreux as follows:

4.1         Capacity

If an Assure Shareholder is an individual, such Assure Shareholder has the capacity to own the Assure Shares owned by him or her, and to enter into this Agreement and to perform his or her obligations under this Agreement. If an Assure Shareholder is not an individual, such Assure Shareholder has the power and authority to own or hold its Assure Shares, and to enter into this Agreement and to perform its obligations under this Agreement.

4.2         Execution and Delivery

This Agreement and any other agreement contemplated by this Agreement has been duly executed and delivered by each Assure Shareholder and will result in legally binding obligations of such Assure Shareholder enforceable against such Assure Shareholder in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

4.3         No Violation

The execution and delivery of this Agreement, the transfer of the Assure Shares, as applicable, and the performance, observance or compliance with the terms of this Agreement by such Assure Shareholder will not violate, constitute a default under, conflict with, or give rise to any requirement for a waiver or consent under:

(a)	any provision of law or any order of any court or other governmental agency applicable to such Assure Shareholder;

(b)	with respect to an Assure Shareholder that is not an individual, the Articles of such Assure Shareholder;

(c)	any provision of any agreement, instrument or other obligation to which such Assure Shareholder is a party or by which such Assure Shareholder is bound; or

(d)	any applicable judgment, writ, decree, order or Laws applicable to such Assure Shareholder.

4.4         Ownership

Each Assure Shareholder is the registered and beneficial owner of the Assure Shares set out beside his, her or its name in Schedule A, free and clear of any Liens and all information disclosed in Schedule A with respect to such Assure Shareholder is true and accurate as of the date hereof and will be true and accurate as of the Closing. Upon the completion of the Closing, except for the rights of Montreux pursuant to this Agreement with respect to the Assure Shares, there will be no outstanding options, calls or rights of any kind binding on any Assure Shareholder relating to or providing for the purchase, delivery or transfer of any of his, her or its Assure Shares.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MONTREUX

In order to induce Assure to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Montreux hereby represents and warrants as follows to and in favour of Assure, and acknowledge that the foregoing are relying upon such representations and warranties in connection with the Share Exchange:

5.1         Organization and Existence

Montreux is a corporation duly incorporated, organized and validly existing under the laws of the province of British Columbia and has the corporate power to own its properties and to carry on its business as now conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Montreux is subject, except where the failure to make such filing would not have a Material Adverse Effect on Montreux. Montreux does not have any Subsidiaries. No proceedings have been instituted or are pending for the dissolution or liquidation of Montreux. Other than with respect to the proposed change in Montreux’s corporate name, no articles of amendment have been or will be filed or authorized by the shareholders of Montreux and no amendments to the Articles of Montreux have been enacted since Montreux’s incorporation and organization.

5.2       Authorization

(a)	The execution, delivery and performance by Montreux of this Agreement and the Share Exchange: (i) are within its corporate power and authority; (ii) have been, or will be duly authorized by all necessary corporate proceedings; and (iii) do not and will not conflict with or result in any breach of any provision of, or the creation of any Lien upon any of the property of Montreux pursuant to the Articles of Montreux, any Laws, order, judgment, injunction, license or permit applicable to Montreux or any indenture, lease, agreement, contract, instrument or Lien, to which Montreux is a party or by which the property of Montreux may be bound or affected.

(b)	The Montreux Shares, when delivered to the Montreux Shareholders in accordance with the terms of this Agreement, will be validly issued and outstanding as fully paid and non-assessable Montreux Shares.

5.3       Consents

The execution, delivery and performance by Montreux of this Agreement does not and will not require the authorization, approval or consent of, or any filing with, any governmental authority or agency or any other Person, except those required by applicable securities laws and the rules and policies of the TSXV.

5.4       Authorized Capital

(a)	The authorized capital of Montreux consists of an unlimited number of Montreux Shares, of which (prior to the Share Consolidation) 12,409,000 Montreux Shares are issued and outstanding as at the date hereof. Montreux may issue up to an additional 519,330 Montreux Shares (before accounting for the Share Consolidation) pursuant to the exercise of existing Montreux Warrants. There are no Montreux Options outstanding. In addition, Montreux may issue additional Montreux Shares and securities convertible into Montreux Shares pursuant to the Share Exchange and the Financing as contemplated hereunder.

(b)	Following the Share Consolidation and assuming there are no additional exercise of Montreux Warrants, there will be 4,136,333 Montreux Shares issued and outstanding.

(c)	The Montreux Shares issued and outstanding as at the Closing Time have been, or will at the Closing Time be, duly authorized and validly issued and outstanding as fully paid and non-assessable shares. None of the Montreux Shares or Montreux Warrants have been issued in violation of any Laws, the policies of the TSXV, Montreux’s Articles or any agreement to which Montreux is a party or by which it is bound.

5.5       No Material Adverse Change

Since December 31, 2016, except as disclosed by Montreux on SEDAR, no change has occurred in the business, operations, results of operations, assets, capitalization or condition (financial or otherwise) of Montreux, whether or not in the ordinary course of business, whether separately or in the aggregate with other occurrences or developments, and whether insured against or not, which could reasonably be expected to have a Material Adverse Effect on Montreux.

5.6       Reporting Issuer Status

Montreux is a reporting issuer under the securities legislation of the provinces of British Columbia and Alberta and is not listed as a defaulting issuer under the legislation or any regulation of any such jurisdiction. No order has been issued ceasing or suspending trading or prohibiting the issue of the Montreux Shares and no proceedings for such are pending or, to the knowledge of Montreux, threatened; save and except for the current halt trading of the Montreux Shares pending Closing.

5.7       TSXV Listing

The Montreux Shares are listed on the NEX board of the TSXV.

5.8       Reports and Montreux Financial Statements

(a)	Montreux has filed on SEDAR true and complete copies of its audited financial statements for the period ended December 31, 2016 (the “Montreux Financial Statements”).

(b)	The Montreux Financial Statements were prepared in accordance with IFRS; the balance sheet included in such Montreux Financial Statements fairly presents the financial condition of Montreux as at the close of business on the date thereof, and the statement of operations and deficit included in the Montreux Financial Statements fairly presents the results of operations of Montreux for the fiscal period then ended.

(c)	There were no liabilities, contingent, contractual or otherwise, of Montreux as of December 31, 2016, other than those disclosed in the Montreux Financial Statements and the notes thereto.

5.9       Absence of Certain Changes

Since December 31, 2016, Montreux has not (except as disclosed by Montreux on SEDAR or as disclosed in this Agreement):

(a)	issued, sold, or agreed to issue, sell, pledge, hypothecate, lease, dispose of or encumber any Montreux Shares or other corporate securities or any right, option or warrant with respect thereto;

(b)	amended or proposed to amend its Articles;

(c)	split, combined or reclassified any of its securities or declared or made any Distribution;

(d)	suffered any material loss relating to litigation or, to the knowledge of Montreux, been threatened with litigation;

(e)	entered into or amended any employment contracts with any director, officer or senior management employee, created or amended any employee benefit plan, made any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors or officers other than the adoption of the Montreux Plan;

(f)	suffered damage, destruction or other casualty, loss, or forfeiture of, any property or assets, whether or not covered by insurance;

(g)	made any capital expenditures, additions or improvements or commitments for the same, except those which do not exceed $5,000 per month;

(h)	other than in the ordinary course of business: (i) entered into any contract, commitment or agreement under which it has outstanding Indebtedness for borrowed money or for the deferred purchase price of property; or (ii) made any loan or advance to any Person;

(i)	acquired or agreed to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, corporation, partnership, joint venture or other business organization or division or acquired or agreed to acquire any material assets;

(j)	entered into any material contracts regarding its business operations, including joint ventures, partnerships or other arrangements;

(k)	except for the adoption of the Montreux Plan, Montreux has not created any stock option or bonus plan, paid any bonuses, deferred or otherwise, or deferred any compensation to any of its directors or officers other than such payments made in the ordinary course of business;

(l)	made any material change in accounting procedures or practices;

(m)	mortgaged, hypothecated or pledged any of the Montreux Assets, or subjected them to any Lien;

(n)	entered into any other material transaction, or any amendment of any contract, lease, agreement or license which is material to its business;

(o)	sold, leased, subleased, assigned or transferred any of the Montreux Assets;

(p)	cancelled, waived or compromised any debts or claims, including accounts payable to and receivable from its Affiliates;

(q)	failed to pay or satisfy when due any liability of Montreux where such failure would have a Material Adverse Effect on Montreux; or

(r)	other than the Share Consolidation, entered into any agreement or understanding to do any of the foregoing.

5.10       Corporate Documents, Books and Records

Complete and correct copies of the Articles and of all amendments thereto, of Montreux have been previously delivered to Assure. The minute book of Montreux contains complete and accurate records in all material respects of all meetings and consents in lieu of meetings of the board of directors (and its committees) and shareholders of Montreux since incorporation. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or its committees) or of the shareholders of Montreux.

5.11       Information

All data and information provided by Montreux at the request of Assure and its agents and representatives, to Assure and its agents and representatives in connection with the Share Exchange was and is complete and true and correct in all material respects.

5.12       No Other Agreement to Purchase

Other than as set out herein and other than the Montreux Warrants, there are no agreements, options, warrants, rights of conversion or other rights binding upon or which at any time in the future may become binding upon Montreux to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any Montreux Shares. There are no shareholders’ agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of Montreux Shares, or any of them.

5.13       Shareholder Loans

There are no loans or other liabilities of Montreux to any shareholder or to any previous shareholder of Montreux.

5.14       Indebtedness and Liens

Other than in the ordinary course of business or in connection with the transactions contemplated hereby, since December 31, 2016, Montreux has not incurred any: (i) Indebtedness (other than in connection with this Agreement and the Financing); or (ii) Liens upon any of the Montreux Assets.

5.15       Indebtedness to Officers, Directors and Others

Montreux is not indebted to any director, officer, employee or consultant of Montreux, except for amounts due as normal compensation or reimbursement of ordinary business expenses and only as permitted pursuant to the CPC Policy.

5.16       Taxes

All Tax Returns required to be filed by or with respect to Montreux have been filed within the prescribed time, with the appropriate tax authorities and all such Tax Returns are true, correct, and complete in all material respects. No Tax Return of Montreux is being audited by the relevant taxing authority, and there are no outstanding waivers, objections, extensions, or comparable consents regarding the application of the statute of limitations or period of reassessment with respect to any Taxes or Tax Returns that have been given or made by Montreux (including the time for filing of Tax Returns or paying Taxes) and Montreux has no pending requests for any such waivers, extensions, or comparable consents. Montreux has not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect on Montreux. Montreux does not owe any Taxes to the federal government, a provincial government, a municipal government or any other governmental authority.

5.17       Title to Assets

Montreux has good title to all Montreux Assets, free of all Liens except for Permitted Liens.

5.18       Material Contracts

(a)	Attached hereto as Schedule 5.18 is a true, complete and accurate list of all material contracts, agreements and commitments entered into by Montreux which are in writing or have been orally agreed to by Montreux; and

(b)	All contracts, agreements, benefit plans, leases and commitments required to be disclosed to Assure pursuant to this Section 5.18 are valid, binding and in full force and effect as to Montreux, and Montreux is not in breach or violation of, or default under, the terms of any such contract, agreement, plan, lease or commitment, except where such breach, violation or default would not have a Material Adverse Effect on Montreux, and no event has occurred which constitutes or, with the lapse of time or the giving of notice, or both, would constitute, such a breach, violation or default by Montreux.

5.19       Title to Property

(a)	Montreux does not own any real property.

(b)	The Montreux Assets are owned legally and beneficially by Montreux with good and marketable title thereto, free and clear of all Liens whether contingent or absolute, except as disclosed in the Montreux Financial Statements or as provided for herein. Montreux is the sole and unconditional owner of, and has good and marketable title to, the Montreux Assets.

5.20       Necessary Licenses and Permits

Montreux has all necessary and required licenses, permits, consents, concessions and other authorizations of governmental, regulatory or administrative agencies or authorities, whether foreign, federal, provincial, or local, required to own and lease its properties and assets and to conduct its business as now conducted, except where the failure to hold the foregoing would not have a Material Adverse Effect on Montreux. Montreux is not in default, nor has it received any notice of any claim or default with respect to any such license, permit, consent, concession or authorization. No registrations, filings, applications, notices, transfers, consents, approvals, audits, qualifications, waivers or other action of any kind is required by virtue of the execution and delivery of this Agreement, or of the consummation of the transactions contemplated hereby: (a) to avoid the loss of any license, permit, consent, concession or other authorization or any asset, property or right pursuant to the terms thereof, or the violation or breach of any law applicable thereto, or (b) to enable Montreux to hold and enjoy the same immediately after the Closing Date in the conduct of its business as conducted prior to the Closing Date.

5.21       Compliance with Law

Montreux is not in default under, or in violation of, and has not violated (and failed to cure) any Law including, without limitation, laws relating to the issuance or sale of securities, privacy and intellectual property, or any licenses, franchises, permits, authorizations or concessions granted by, or any judgment, decree, writ, injunction or order of, any governmental or regulatory authority, applicable to its business or any of its properties or assets, except where such default or violation would not have a Material Adverse Effect on Montreux. Montreux has not received any notification alleging any material violations of any of the foregoing with respect to which adequate corrective action has not been taken.

5.22       Employees

Montreux does not have any employees or independent contractors (other than professional advisors engaged by Montreux in connection with the Share Exchange) and there are no agreements, written or oral, between Montreux and any other party relating to payment, remuneration or compensation for work performed or services provided (other than professional advisors engaged by Montreux in connection with the Share Exchange) or payment relating to a Change of Control or other event in respect of Montreux.

5.23       Litigation

There is no suit, claim, action, proceeding or, to the knowledge of Montreux, investigation pending or threatened against or affecting Montreux, or any of its assets or properties, or any officer or director thereof in his capacity as an officer or director thereof.

5.24       Employee Benefit Plans

Except for the Montreux Plan, Montreux does not have any employee benefit plans (or any plan which may be in any way regarded as an employee benefit plan) of any nature whatsoever nor has it ever had any such plans.

5.25       Inventory

Montreux does not have (nor has it ever had) any inventory of any nature whatsoever.

5.26       Insurance

Montreux does not have (nor has it ever had) any insurance of any nature whatsoever relating to it or its directors or officers.

5.27       No Limitations

There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which Montreux is a party or is otherwise bound that would now or hereafter, in any way limit the business, use of assets or operations of Montreux.

5.28       Regulatory Compliance

Montreux is in compliance with all regulatory orders, directives and decisions that have application to Montreux except where such non-compliance would not have a Material Adverse Effect on Montreux and Montreux has not received notice from any governmental or regulatory authority that Montreux is not in compliance with any such regulatory orders, directives or decisions.

5.29       Non-Arm’s Length Transactions

(a)	Montreux has not made any payment or loan to, or has borrowed any monies from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person with whom Montreux is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing; and

(b)	Montreux is not a party to any contract or agreement with any officer, director, employee, shareholder or any other Person with whom Montreux is not dealing at arm’s length (within the meaning of the Income Tax Act) or any Affiliate of any of the foregoing, other than as disclosed in the Montreux Financial Statements.

5.30       Enforceability

The execution and delivery by Montreux of this Agreement and any other agreement contemplated by this Agreement will result in legally binding obligations of Montreux enforceable against Montreux in accordance with the respective terms and provisions hereof and thereof subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

5.31       Information Supplied

None of the information supplied or to be supplied by Montreux specifically for inclusion or incorporation by reference into the Montreux Filing Statement, was, at the date of the Montreux Filing Statement, or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any misrepresentation or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

ARTICLE 6

COVENANTS

6.1       Filings

Montreux and Assure shall prepare and file, or cause to be filed, any filings required under any applicable laws or rules and policies of the TSXV or other regulatory bodies relating to the Share Exchange. Montreux covenants and agrees to take, in a timely manner, all commercially reasonable actions and steps necessary in order that effective as at the Closing Date: (i) the Montreux Shares, including for greater certainty, the Montreux Shares issuable pursuant to the Share Exchange and the conversion of the Subscription Receipts pursuant to the Financing be listed and posted for trading on the TSXV; (ii) when received, Montreux shall provide Assure with copies of the conditional and final approval of the TSXV respecting the Share Exchange and the Financing and, the listing and posting for trading of the additional Montreux Shares; and (iii) the distribution of Montreux Shares to the Assure Shareholders is exempt from the prospectus and registration requirements of applicable securities laws.

6.2       Additional Agreements

Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to:

(a)	obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or agreements;

(b)	obtain all necessary consents, approvals, and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

(c)	defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(d)	cause to be lifted or rescinded any injunction or restraining order or other remedy adversely affecting the ability of the parties to consummate the transactions contemplated hereby;

(e)	effect all necessary registrations and other filings and submissions of information requested by governmental authorities;

(f)	comply with all provisions of this Agreement; and

(g)	provide such officers’ certificates as may be reasonably requested by the other parties hereto in respect of the representations, warranties and covenants of a party hereto.

6.3       Access to Information

(a)	Upon reasonable notice, Assure shall afford to Montreux’s directors, officers, counsel, accountants and other authorized representatives and advisers complete access (or, where necessary, the provision of the information requested), during normal business hours and at such other time or times as the parties may reasonably request, from the date hereof and until the earlier of the Closing Date and the termination of this Agreement, to its properties, books, contracts and records as well as to management personnel of Assure as Montreux may require or may reasonably request.

(b)	Upon reasonable notice, Montreux shall afford to Assure’s directors, officers, counsel, accountants and other authorized representatives and advisers complete access (or, where necessary, the provision of the information requested), during normal business hours and at such other time or times as the parties may reasonably request, from the date hereof and until the earlier of the Closing Date and the termination of this Agreement, to its properties, books, contracts and records as well as to management personnel of Montreux as Assure may require or may reasonably request.

6.4       Conduct of Business of Assure

Assure, Assure Networks and Assure Neuromonitoring covenants and agrees that, during the period from the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless Montreux shall otherwise consent in writing (such consents not to be unreasonably withheld or delayed), except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a)	Assure shall use all commercially reasonable efforts to maintain and preserve its business, the Assure Assets and business relationships;

(b)	Assure shall notify Montreux of any Material Adverse Effect on its business; and

(c)	Assure shall not directly or indirectly:

(i)	take any action which may interfere with or be inconsistent with the successful completion of the transactions contemplated herein or take any action or fail to take any action which may result in a condition precedent to the transactions described herein not being satisfied;

(ii)	issue, sell, pledge, hypothecate, lease, dispose of or encumber any Assure Shares or other securities or any right, option or warrant with respect thereto;

(iii)	amend or propose to amend its Articles, except for a change of its name as agreed to by Montreux and Assure;

(iv)	split, combine or reclassify any of its securities or declare or make any Distribution or distribute any of its properties or assets to any Person;

(v)	other than in the ordinary course of business, enter into or amend any employment contracts with any director, officer or senior management employee, create or amend any employee benefit plan, make any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors, officers, employees or consultants;

(vi)	acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

(vii)	create any option or bonus plan, pay any bonuses, deferred or otherwise, or defer any compensation to any of its directors, officers or employees;

(viii)	make any material change in accounting procedures or practices;

(ix)	mortgage, pledge or hypothecate any of the Assure Assets, or subject them to any Lien, except Permitted Liens;

(x)	except in the ordinary course of business, enter into any agreement or arrangement granting any rights to purchase or lease any of the Assure Assets or requiring the consent of any Person to the transfer, assignment or lease of any of the Assure Assets;

(xi)	except in the ordinary course of business, sell, lease, sublease, assign or transfer (by tender offer, exchange offer, merger, amalgamation, sale of shares or assets or otherwise) any of the Assure Assets, or cancel, waive or compromise any debts or claims, including accounts payable to and receivable from Affiliates;

(xii)	enter into any other material transaction or any amendment of any contract, lease, agreement, license or sublicense which is material to its business;

(xiii)	settle any outstanding claim, dispute, litigation matter, or tax dispute;

(xiv)	transfer any assets to the Assure Shareholders or any of their Subsidiaries or Affiliates or assume any Indebtedness from the Assure Shareholders or any of their Subsidiaries or Affiliates or enter into any other related party transactions; or

(xv)	enter into any agreement or understanding to do any of the foregoing.

6.5       Conduct of Business of Montreux

Montreux covenants and agrees that during the period from the date of this Agreement until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, unless Assure, otherwise consents in writing (such consent not to be unreasonably withheld or delayed):

(a)	the business of Montreux shall be conducted in the ordinary course;

(b)	Montreux shall notify Assure of any Material Adverse Effect on its business;

(c)	Montreux shall at all times comply with all applicable policies of the TSXV, including but not limited to the CPC Policy, and all applicable securities laws, rules, regulations, policies and instruments;

(d)	Montreux shall not directly or indirectly:

(i)	take any action which may interfere with or be inconsistent with the successful completion of the transactions contemplated herein or take any action or fail to take any action which may result in a condition precedent to the transactions described herein not being satisfied;

(ii)	issue, sell, pledge, hypothecate, lease, dispose of or encumber any Montreux Shares or other securities of Montreux or any right, option or warrant with respect thereto, except for the issuance of Montreux Shares issued pursuant to the exercise of previously issued Montreux options or warrants;

(iii)	amend or propose to amend its Articles except as contemplated in this Agreement;

(iv)	split, combine or reclassify any of its securities or declare or make any Distribution, or distribute any of its property or assets to any Person, except for the Share Consolidation;

(v)	enter into or amend any employment contracts with any director, officer or senior management employee, create or amend any employee benefit plan, make any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors, officers, employees or consultants;

(vi)	other than as contemplated herein, acquire or agree to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, partnership, joint venture or other business organization or division or acquire or agree to acquire any material assets;

(vii)	create any stock option or bonus plan, pay any bonuses, deferred or otherwise, or defer any compensation to any of its directors or officers;

(viii)	make any material change in accounting procedures or practices;

(ix)	engage in any business that is outside of the business that is being currently conducted by Montreux, whether as a partner, joint venture participant or otherwise;

(x)	settle any outstanding claim, dispute, litigation matter, or tax dispute; or

(xi)	enter into any agreement or understanding to do any of the foregoing.

ARTICLE 7

CONDITIONS TO OBLIGATION TO CLOSE

7.1       Montreux’s Closing Conditions

Montreux’s obligation to issue Montreux Shares in exchange for the Assure Shares on the Closing Date pursuant to Article 2 is subject to compliance by Assure and the Assure Shareholders with their agreements herein contained and to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)	Constating Documents and Certificate of Corporate Existence. Montreux shall have received from Assure: (i) a copy, certified by one duly authorized officer of Assure to be true and complete as of the Closing Date, of the Articles of Assure; and (ii) a certificate or the equivalent, dated not more than three days prior to the Closing Date, of the State of Colorado as to Assure’s corporate good standing.

(b)	TSXV Issuer. Following the Closing of the Share Exchange (concurrently with the Financing), Montreux satisfying the minimum listing requirements of the TSXV for a Tier 1 or Tier 2 Issuer, as evidenced before Closing by a conditional listing letter issued by the TSXV.

(c)	Compliance with Sponsorship Requirement. Montreux shall have complied with the sponsorship requirements set out in TSXV Policy 2.2 Sponsorship and Sponsorship Requirements and shall have engaged a sponsor in accordance therewith, and the TSXV shall have accepted the sponsor’s report in respect of the Acquisition, or Montreux shall have obtained an exemption or waiver from the TSXV in respect of compliance with such obligations.

(d)	Required Approvals. Assure shall have obtained the approval of the board of directors of Assure, of the shareholders of Assure and any other necessary approvals for this Agreement and the Acquisition.

(e)	Proof of Corporate Action. Montreux shall have received from Assure a copy, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement.

(f)	Incumbency Certificates. Montreux shall have received from Assure an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of respectively, Assure and each Assure Shareholder who is not an individual, this Agreement and any other ancillary documents.

(g)	Legal Opinion. Montreux shall have received from the counsel of Assure a favourable opinion covering such matters with respect to the transactions contemplated by this Agreement as Montreux and its counsel may reasonably request.

(h)	Representations and Warranties. The representations and warranties of Assure contained herein shall be true and correct in all material respects, on and as of the Closing Date with the same force and effect as if such representations and warranties were made at such time, and Montreux shall have received on the Closing Date certificates to this effect, signed by one authorized officer of Assure, and if applicable, Assure shall include with such certificates a description of each material contract (as described in Section 3.14 herein) entered into by Assure between the date of this Agreement and the Closing Date and a representation substantially equivalent to Section 3.15(b) in respect of each such material contract, provided that each such material contract entered into between the date of this Agreement and the Closing Date shall not breach, be in conflict with or otherwise contravene Section 6.4.

(i)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Assure at or before the Closing Date shall have been complied with or performed and Montreux shall have received on the Closing Date certificates to this effect signed by authorized officers of Assure.

(j)	Changes in Directors and Officers; Employment Agreements. At the Closing Time, Montreux shall enter into employment agreements with the senior executive officers of Assure, containing, among other things, standard non-compete provisions, such employment agreements to be in form and substance acceptable to Assure and Montreux. Upon completion of the Acquisition, the board of directors of Montreux will include at least two directors who shall be independent directors (as defined in section 1.4 of Multilateral Instrument 52-110 Audit Committees).

(k)	Regulatory and Other Consents. There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by each Assure Shareholder to permit the transfer of the Assure Shares in each case and the exchange of the Assure Shares for Montreux Shares. Additionally, all required approvals, consents, authorizations and waivers relating to the consummation of the transactions contemplated by this Agreement shall have been obtained from the TSXV and the securities regulatory authorities in British Columbia and Alberta, including the acceptance, by the TSXV of the transactions contemplated in this Agreement and the Acquisition.

(l)	No Action or Proceeding. No bona fide legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the exchange by the Assure Shareholders of the Assure Shares for Montreux Shares or the right of Assure or Montreux from and after the Closing Time to conduct, expand and develop the business of Assure.

(m)	Execution. Holders of 100% of the outstanding Assure Shares shall have executed this Agreement.

(n)	Due Diligence. Montreux, and its agents or representatives, shall have conducted and completed to its satisfaction, acting reasonably, a legal and financial due diligence investigation of Assure.

(o)	No Material Adverse Change. No change shall have occurred in the business, affairs, financial condition or operations of Assure between the date hereof and the Closing Date which would have a Material Adverse Effect.

(p)	Financing. Assure shall have completed the Financing.

(q)	TSXV Approval. The TSXV shall have approved the Acquisition and agreed to list the Montreux Shares issued in connection with this Agreement and the Financing.

(r)	General. All instruments and corporate proceedings in connection with the transactions contemplated by this agreement (including the Acquisition) shall be satisfactory in form and substance to Montreux and its counsel, acting reasonably, and Montreux shall have received copies of all documents, including, without limitation, all documentation required to be delivered to Montreux at or before the Closing Time in accordance with this Agreement, records of corporate or other proceedings, opinions of counsel and consents which Montreux may have reasonably requested in connection therewith.

The agreements, certificates, documents, other evidence of compliance and opinions described in this Section 7.1 shall be in form and substance satisfactory to Montreux, acting reasonably, and shall, except as otherwise provided, be delivered to Montreux at the Closing; provided, however, any one or more of the foregoing conditions may be waived in writing by Montreux.

7.2       Assure’s Closing Conditions

The obligation of Assure to complete the Acquisition is subject to compliance by Montreux with its agreements herein contained and to the satisfaction, on or before the Closing Date of the following conditions:

(a)	Constating Documents and Certificate of Corporate Existence. Assure shall have received from Montreux: (i) a copy, certified by a duly authorized officer of Montreux, to be true and complete as of the Closing Date, of the Articles of Montreux; (ii) a certificate dated not more than three days prior to the Closing Date, of the government of British Columbia as to Montreux’s corporate good standing.

(b)	Share Consolidation and Continuance. Montreux shall have effected the Share Consolidation and shall have affected the continuance into the State of Nevada or equivalent jurisdiction and shall have delivered to Assure satisfactory evidence of same.

(c)	TSXV Issuer. Following the Closing of the Share Exchange (concurrently with the Financing), Montreux satisfying the minimum listing requirements of the TSXV for a Tier 1 or Tier 2 Issuer, as evidenced before Closing by a conditional listing letter issued by the TSXV.

(d)	Compliance with Sponsorship Requirement. Montreux shall have complied with the sponsorship requirements set out in TSXV Policy 2.2 Sponsorship and Sponsorship Requirements and shall have engaged a sponsor in accordance therewith, and the TSXV shall have accepted the sponsor’s report in respect of the Acquisition, or Montreux shall have obtained an exemption or waiver from the TSXV in respect of compliance with such obligations

(e)	Required Approvals. Montreux shall have obtained the approval of the board of directors of Montreux and of the shareholders of Montreux (if required) and any other necessary approvals for this Agreement and the Acquisition.

(f)	Due Diligence. Assure, and its agents or representatives, shall have conducted and completed to its satisfaction, acting reasonably, a legal and financial due diligence investigation of Montreux.

(g)	Proof of Corporate Action. Assure shall have received from Montreux copies, certified by a duly authorized officer thereof to be true and complete as of the Closing Date, of the records of all corporate action taken to authorize the execution, delivery and performance of this Agreement.

(h)	Incumbency Certificate. Assure shall have received from Montreux an incumbency certificate, dated the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of Montreux, this Agreement and any other ancillary documents.

(i)	Representations and Warranties. The representations and warranties of Montreux contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect, as if such representations and warranties were made at such time, and Assure shall have received on the Closing Date certificates to this effect signed by one authorized officer of Montreux.

(j)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Montreux at or before the Closing Date shall have been complied with or performed and Assure shall have received on the Closing Date certificates to this effect signed by an authorized officer of Montreux.

(k)	Changes in Directors and Officers; Employment Agreements. At the Closing Time, Montreux shall enter into employment agreements with the senior executive officers of Assure, containing, among other things, standard non-compete provisions, such employment agreements to be in form and substance acceptable to Assure and Montreux. Upon completion of the Acquisition, the board of directors of Montreux will include at least two directors who shall be independent directors (as defined in section 1.4 of Multilateral Instrument 52-110 Audit Committees).

(l)	Regulatory Consents. All required approvals, consents, authorizations and waivers relating to the consummation of the transactions contemplated by this Agreement shall have been obtained from the TSXV and the securities regulatory authorities in British Columbia and Alberta, including (i) the issuance of all necessary receipts, approvals, and acceptances of the Financing; and (ii) the acceptance by the TSXV of the transactions contemplated in this Agreement and the Acquisition.

(m)	No Action or Proceeding. No bona fide legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the exchange by the Assure Shareholders of the Assure Shares for Montreux Shares.

(n)	TSXV Approval. The TSXV shall have approved this Agreement and the Acquisition and agreed to list the Montreux Shares issued in connection with this Agreement and the Acquisition and the Montreux Shares to be issued in connection with the Financing.

(o)	Other Certificates. Assure shall have received: (i) certificates addressed to Assure and the Assure Shareholders, dated the Closing Date, signed by one executive officer of Montreux in his personal capacity, certifying that such individual is not aware of any facts or any facts or matters that are inconsistent with the representations and warranties being given by Montreux pursuant to this Agreement; and (ii) a list of Montreux Assets and liabilities, certified by an executive officer of Montreux, in form and substance satisfactory to Assure in its sole discretion, acting reasonably.

(p)	General. All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Assure and its counsel, acting reasonably, and Assure shall have received copies of all documents as provided for herein, including, without limitation, records of corporate or other proceedings and consents which Assure may have reasonably requested in connection therewith.

The agreements, certificates, documents and other evidence of compliance described in this Section 7.2 shall be in form and substance satisfactory to Assure, acting reasonably, and shall, except as otherwise provided, be delivered to Assure at the Closing; provided, however, any one or more of the foregoing conditions may be waived in writing by Assure.

ARTICLE 8

TERMINATION

8.1       Termination

This Agreement may be terminated by written notice given by the terminating party to the other party hereto, at any time prior to the Closing:

(a)	by mutual written consent;

(b)	by either Assure or Montreux, if there has been a misrepresentation, breach or non-performance by the breaching party of any representation, warranty, covenant or obligation contained in this Agreement, which could reasonably be expected to have a Material Adverse Effect on the terminating party, provided the breaching party has been given notice of and thirty (30) days to cure any such misrepresentation, breach or non-performance;

(c)	by either Assure or Montreux, if a condition for the terminating party’s benefit has not been satisfied or waived; or

(d)	by either Assure or Montreux, if the Closing has not occurred on or before the date prior to the date that is 90 days following the date of this Agreement, or such later date as may be agreed to by Assure and Montreux (provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the transactions contemplated hereby by such date).

8.2       Effect of Termination

In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the parties hereunder except with respect to (i) Section 9.1 and Article 11, which will survive such termination, and (ii) a breach arising from the fraud or wilful misconduct of any party.

8.3       Waivers and Extensions

At any time prior to the Closing Time, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of another party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE 9

TRANSACTION COSTS

9.1       Transaction Costs

In the event of the termination of this Agreement pursuant to Section 8.1 hereof, all costs of the Share Exchange incurred by Assure, the Assure Shareholders and Montreux, as the case may be, in connection with this Agreement, including legal fees, financial advisor fees and all disbursements by such parties and their advisors shall be borne and paid by the party incurring the costs. Notwithstanding the foregoing, and for greater certainty, Assure shall be responsible for all costs associated with the Financing as well as all costs associated with obtaining any necessary regulatory approvals for any of the transactions contemplated hereunder from the applicable securities commissions and the TSXV.

ARTICLE 10

NOTICES

10.1       Notices

Any demand, notice or communication to be made or given under or pursuant to this Agreement is to be in writing, except as otherwise expressly permitted or required under this Agreement, and may be made or given by personal delivery, by registered mail or by transmittal by facsimile machine or electronic mail addressed to the respective parties as follows:

If to Montreux, then to the following address:

Suite 545 - 999 Canada Place

Vancouver, British Columbia V6C 3E1

Attention: CEO

Facsimile: 604 684-6242

E-mail: mcgrath@iocorporate.com

or at such other address as Montreux shall have specified by notice actually received by the addressor; with a copy to:

Owen Bird Law Corporation

Suite 2900 – 595 Burrard Street,

Vancouver, British Columbia V7X 1J5

Attention: Jeffrey B. Lightfoot

Facsimile: 604-632-4487

E-mail: jlightfoot@owenbird.com

If to Assure then to the following address:

Assure Holdings, Inc.

10233 S. Parker Road, Suite 105 Parker, CO 80134 USA

Attention: Preston Parsons, Chief Executive Officer and Director

Email: [REDACTED, privacy of personal information]

and, if to the Assure Shareholders, then to each Assure Shareholder’s respective address listed on the relevant execution page of this Agreement, or at such other address as Assure or the Assure Shareholders shall have specified by notice actually received by the addressor;

with a copy (which shall not constitute notice) to:

Minden Gross LLP

145 King Street West, Suite 2200

Toronto, Ontario M5H 4G2 Attention: Andrew Elbaz

Facsimile: 416-864-9223

E-mail: aelbaz@mindengross.com

or to such other mailing or facsimile machine address as any party may from time notify the others of in accordance with this paragraph. Any demand, notice or communication made or given by personal delivery is conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by registered mail, on the fifth business day following the deposit thereof in the mail or, if made or given by facsimile transmission, on the first business day following the transmittal thereof and receipt of the appropriate answer back. If the party making or giving such demand, notice or communication knows or ought reasonably to know, of difficulties with the postal system which might affect the delivery of mail, any such demand, notice or communication is not to be mailed but is to be made or given by personal delivery or by facsimile transmission.

ARTICLE 11

INDEMNIFICATION

11.1	Survival of Covenants, Agreements, Etc.

All covenants, agreements, indemnities, representations and warranties made herein to Montreux or Assure or in any other document referred to herein or delivered to Montreux or Assure pursuant hereto shall be deemed to have been relied on by Montreux or Assure, as the case may be, notwithstanding any investigation made by Montreux or Assure and shall survive the execution and delivery of this Agreement and the deliveries described in Section 2.1; provided that any claim for a breach of the representations and warranties made by Montreux or Assure is made before (a) the expiration of the later of (i) two years from the Closing Date, and (ii) the latest date under the applicable Canadian securities laws, or if the applicable Canadian securities laws do not specify such date, the latest date under the Limitation Act (British Columbia) that such party may be entitled to commence an action for breach of a representation or warranty under this Agreement, or (b) if applicable, the date this Agreement is terminated per Section 8.1(c), except for the representations and warranties contained in Sections 3.1 (Organization and Existence), 3.3 (Authorization), 3.11 (Taxes), 3.27 (Information Supplied), 5.1 (Organization and Existence), 5.2 (Authorization), 5.16 (Taxes) and 5.31 (Information Supplied) which shall survive indefinitely until the expiry of the applicable limitation period.

11.2	Indemnification by Assure

(a)	Assure agrees to indemnify and save harmless Montreux and its shareholders, directors, officers, agents and representatives (the “Montreux Indemnified Persons”) from all Losses suffered or incurred by the Montreux Indemnified Persons as a result of or arising directly or indirectly out of or in connection with:

(i)	any breach by Assure of or any inaccuracy of any representation or warranty of Assure contained in ARTICLE 3 of this Agreement or in any agreement, certificate or other document delivered pursuant hereto, provided that Assure shall not be required to indemnify or save harmless the Montreux Indemnified Persons in respect of any breach or inaccuracy of any representation or warranty unless Montreux shall have provided notice to Assure in accordance with Section 11.4 within six months of the expiration of the applicable time period related to such representation and warranty set out in Section 11.1; and

(ii)	any breach or non-performance by Assure of any covenant to be performed by them which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

(b)	Each Assure Shareholder agrees to severally indemnify and save harmless the Montreux Indemnified Persons from all Losses suffered or incurred by the Montreux Indemnified Persons as a result of or arising directly or indirectly out of or in connection with:

(i)	any breach by the Assure Shareholders of or any inaccuracy of any representation or warranty of the Assure Shareholder contained in ARTICLE 4 of this Agreement or in any agreement, certificate or other document delivered pursuant thereto, provided that a Assure Shareholder shall not be required to indemnify or save harmless the Montreux Indemnified Persons in respect of any breach or inaccuracy of any representation or warranty unless Montreux shall have provided notice to the Assure Shareholder in accordance with Section 11.4 within six months of the expiration of the applicable time period relating to such representation and warranty set out in Section 11.1; and

(ii)	any failure of such Assure Shareholder to transfer good and valid title to the Assure Shares to Montreux, free and clear of all Liens, for which a notice of claim under Section 11.4 has been provided to the Assure Shareholder.

11.3	Indemnification by Montreux

Montreux agrees to indemnify and save harmless Assure and the Assure Shareholders from all Losses suffered or incurred by Assure or the Assure Shareholders as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by Montreux of or any inaccuracy of any representation or warranty contained in Article 5 of this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto, provided that Montreux shall not be required to indemnify or save harmless Assure and the Assure Shareholders in respect of any breach or inaccuracy of any representation or warranty unless Assure or the Assure Shareholders shall have provided notice to Montreux in accordance with Section 11.4 within six months of the expiration of the applicable time period relating to such representation and warranty set out in Section 11.1; and

(b)	any breach or non-performance by Montreux of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

11.4	Notice of Claim

(a)	In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information in available) the factual basis for the Claim and the amount of the Claim, if known.

(b)	If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

11.5	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

11.6	Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

11.7	Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.8	Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it become available).

11.9	Exclusivity

The provision of this Article 11 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 11.

ARTICLE 12

MISCELLANEOUS

12.1	Amendments and Waivers

Except as otherwise expressly provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Assure and Montreux, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this Section 12.1 shall be binding upon the Assure Shareholders, Assure and Montreux pursuant to this Agreement.

12.2	Consent to Jurisdiction

Each of the Assure Shareholders, Assure and Montreux hereby agrees to submit to the non-exclusive jurisdiction of the courts in and of the Province of British Columbia and to the courts to which an appeal of the decisions of such courts may be taken, and consents that service of process with respect to all courts in and of the Province of British Columbia may be made by registered mail to it at the address set forth in Article 10.

12.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

12.4	Further Assurances

Assure, the Assure Shareholders and Montreux, upon the request of any other party hereto, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the Share Exchange and the Acquisition.

12.5	Time

Time is of the essence of this Agreement.

12.6	Assignment

This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto, such consents not to be unreasonably withheld or delayed.

12.7	Public Announcement; Disclosure

Assure and the Assure Shareholders shall not make any public announcement concerning this Agreement or the matters contemplated herein, their discussions or any other memoranda, letters or agreements between the parties relating to the matters contemplated herein without the prior consent of Montreux, which consent shall not be unreasonably withheld, and Montreux shall not make any public announcement concerning this Agreement or the matters contemplated herein, its discussions or any other memoranda, letters or agreements between the parties relating to the matters contemplated herein without the prior consent of Assure, which consent shall not be unreasonably withheld, provided that no party shall be prevented from making any disclosure which is required to be made by law or any rules of a stock exchange or similar organization to which it is bound.

12.8	Entire Agreement, Counterparts, Section Headings

This Agreement, and the Schedules hereto, sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any prior written or oral understandings with respect thereto. This Agreement may be executed by facsimile or electronic mail and in one or more counterparts thereof, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

12.9	Regulatory Approval

This Agreement is subject to regulatory approval, including, without limitation, that of the TSXV.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MONTREUX CAPITAL CORP.

Per:	(signed)
Authorized Signing Officer

ASSURE HOLDINGS INC.

Per:	(signed)
Authorized Signing Officer

Counterpart Execution Page for Assure Shareholders

This page constitutes the counterpart execution page of this Agreement dated as of the 16th day of May, 2017 among Montreux, Assure and the shareholders of Assure and, upon execution hereof, the undersigned is bound by and is a party to this Agreement as an Assure Shareholder.

[All names and personal information REDACTED for privacy purposes]

Name of Assure Shareholder (please print)

Registration Instructions:	By:	(signed)
Authorized Signatory

Register the Montreux Shares issuable to the Assure Shareholder in the name and at the address of the Assure Shareholder set forth herein or as follows:		Official Capacity or title (please print)
Address of Assure Shareholder

Name for Registration Purposes

Address for Registration Purposes		Please print name of individual whose signature appears above if different than the name of the Assure Shareholder printed above.

Assure Shareholder’s Telephone Number

Assure Shareholder’s Facsimile Number

Note: Montreux Shares may only be registered in a name other than the Assure Shareholder with the approval of Montreux and Assure		Assure Shareholder’s E-mail Address

Social Insurance Number or Corporate Tax Identification Number

Number of Assure Shares held or to be held by the Assure Shareholder

SCHEDULE A

ASSURE

SHAREHOLDERS

Name of Shareholders	Shares	Ownership Percentage
Preston Parsons	20,664,933	86.10%

Matthew Willer	2,296,104	9.57%

Urs Kuederli	432,901	1.80%

Alex Rasmussen	432,901	1.80%

Kathleen Parsons	173,161	0.72%

TOTAL	24,000,000	100%

Schedule B

Assure Options

Registration	Amount	Date Issued	Exercise Price	Expiry Time
Preston Parsons	2,500,000	August 25, 2015	USD$0.05	August 25, 2025

Matthew Willer	500,000	August 25, 2015	USD$0.05	August 25, 2025

Sequoia Capital Partners Inc.	150,000	March 2, 2017	C$0.50	March 2, 2022
Martin Burian	25,000	May 11, 2017	C$0.50	May 11, 2022
John Farlinger	25,000	May 11, 2017	C$0.50	May 11, 2022
TOTAL	3,200,000

Assure Performance Shares

Registration	Amount	Date Issued
Preston Parsons	5,000,000	July 15, 2016
Matthew Willer	1,000,000	July 15, 2016
TOTAL	6,000,000

On July 15, 2016, Assure Neuromonitoring reserved an additional 6,000,000 Assure Shares

(the “Assure Performance Shares”), with the approval of Montreux. Pursuant to stock grant agreements dated July 15, 2016 (the “Stock Grant Agreements”), 5,000,000 shares of Assure Neuromonitoring are to be issued to Mr. Parsons and 1,000,000 shares of Assure Neuromonitoring are to be issued to Mr. Willer if the Resulting Issuer achieves C$7,500,000 in EBITDA prior to the end of December 31, 2017 (the “Threshold EBITDA”). The Threshold EBITDA will be determined by the results of the audited consolidated financial statements of the Resulting Issuer. Should the Threshold EBITDA be achieved, Mr. Parsons will be awarded 5,000,000 Resulting Issuer Shares and Mr. Willer will be awarded 1,000,000 Resulting Issuer Shares on May 1, 2018.

Assure Broker Warrants

[List REDACTED for confidentiality purposes]

SCHEDULE 3.14

ASSURE MATERIAL

CONTRACTS

[List REDACTED for confidentiality purposes]

SCHEDULE 5.18

MONTREUX MATERIAL CONTRACTS

1.	Transfer Agency and Registrarship Agreement, dated October 31, 2007 between Montreux and Olympia Trust Company (as it then was).

2.	CPC Escrow Agreement dated November 7, 2007 among Montreux, Olympia Trust Company (as it then was) and certain shareholders of Montreux.